Exhibit 10.09

AMENDMENT NO. 3
TO
CREDIT AGREEMENT

         AMENDMENT NO. 3 (the "Amendment") TO "CREDIT AGREEMENT" (as defined below), dated as of November 1, 2002, among Haynes International, Inc., a Delaware corporation (the "Borrower"), the financial institutions party to the Credit Agreement (the "Lenders"), and Fleet Capital Corporation, in its capacity as administrative agent for itself as a Lender and the other Lenders (the "Administrative Agent") under that certain Credit Agreement, dated as of November 22, 1999, by and among the Borrower, the Lenders and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"). Each capitalized term used herein and not otherwise defined herein shall have the meaning given to it in the Credit Agreement.

PRELIMINARY STATEMENTS

        WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement; and

        WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

                 1.    Amendments to the Credit Agreement. Effective as of the date first above written, unless otherwise specified herein, and subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

                 a.      The definition of "Availability Reserve" is hereby amended in its entirety as follows:

                          "Availability Reserve" means, on any date of calculation, the sum of:

                         (i)   the Senior Note Reserve, plus

                         (ii)   the excess of that portion of the Borrowing Base related to the sum of (A) Eligible Inventory of the Eligible Foreign Subsidiaries plus (B) Net Amount of Eligible Accounts of the Eligible Foreign Subsidiaries, over (C) prior to the Amendment No. 3 Effective Date, $12,000,000, and (D) subsequent to the Amendment No. 3 Effective Date, $17,000,000 minus the Eligible Foreign Subsidiary Reduction Amount, plus

                         (iii)   the Fixed Charge Reserve, plus

                         (iv)   the aggregate balance of all trade payables owed by the Borrower and any Subsidiary if, in the reasonable credit judgment of the Administrative Agent (which credit judgment shall be exercised in a manner that is not arbitrary or capricious and is consistent with the standards of eligibility and credit judgment generally applied by the Administrative Agent to other borrowers similarly situated), such trade payables are materially past due; provided, however, that the Administrative Agent shall not consider any trade payable materially past due unless such trade payable is at least thirty days past due; provided, further, that any trade payable the payment of which is the subject of a dispute being contested in good faith by appropriate proceedings properly instituted and diligently conducted by the Borrower or the applicable Subsidiary shall not be considered by the Administrative Agent materially past due.

                b.         The definition of "EBITDA" set forth in Section 1.1 of the Credit Agreement is hereby amended to insert immediately after clause (x) thereof and immediately before the sentence which begins "For the purposes of calculating EBITDA" the following:

                 plus (xi) to the extent deducted in computing Net Income during such period, the aggregate of the non-cash portion of pension obligations constituting expenses or liabilities under FASB 87 during such period and the non-cash portion of post-retirement benefits constituting expenses or liabilities under FASB 106 during such period, minus (xii) to the extent not reflected in the computation of Net Income during such period, the aggregate amount of cash contributions and other cash payments during such period in respect of the pension obligations and post-retirement benefits described in the preceding clause (xi).

                c.         The definition of "Fixed Charge Reserve" set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

        "Fixed Charge Reserve" means:

        (a)         prior to the date on which the Borrower delivers to the Lenders the financial information required under Section 7.1(A) for the period ending June 30, 2003:

(i)   the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 1.0 to 1.0;

(ii)   $2,500,000 plus the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 0.85 to 1.0 but is less than 1.0 to 1.0, and;

(iii)   $5,000,000 plus the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 0.75 to 1.0 but is less than 0.85 to 1.0; and

        (b)         subsequent to the date on which the Borrower delivers to the Lenders the financial information required under Section 7.1(A) for the period ending June 30, 2003:

(i)   $0 at any time the Fixed Charge Coverage Ratio equals or exceeds 1.25 to 1.0;

(ii)   the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 1.0 to 1.0 but is less than 1.25 to 1.0;

(iii)   $2,500,000 plus the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 0.85 to 1.0 but is less than 1.0 to 1.0, and;

(iv)   $5,000,000 plus the Standard Fixed Charge Reserve at any time the Fixed Charge Coverage Ratio equals or exceeds 0.75 to 1.0 but is less than 0.85 to 1.0.

        d.         The definition of "Revolving Loan Termination Date" set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

        "Revolving Loan Termination Date" means the earlier to occur of (i) October 31, 2005 or (ii) the day which is ninety days prior to the scheduled maturity date of the Senior Notes, as such date may change from time to time.

        e.         Section 1.1 is hereby amended to insert alphabetically therein the following defined terms:

        "Amendment No. 3" means Amendment No. 3 to Credit Agreement, dated as of November 1, 2002, by and among the Borrower, the Lenders, and the Administrative Agent.

        "Amendment No. 3 Effective Date" means November 1, 2002.

        "Eligible Foreign Subsidiary Reduction Amount" means, on any date of determination after the Amendment No. 3 Effective Date, an amount equal to $83,333.33 times the number of months that have ended subsequent to the Amendment No. 3 Effective Date. For example, on May 1, 2003, the Eligible Foreign Subsidiary Reduction Amount would equal $83,333.33 times 6, or $499,999.98. The Eligible Foreign Subsidiary Reduction Amount would remain equal to $499,999.98 on May 15, 2003 because such month had not yet ended.

        f.         Section 2.13(D)(ii) is hereby amended in its entirety as follows:

        (ii)         Prior to the Amendment No. 3 Effective Date, the Applicable Floating Rate Margin and the Applicable Eurodollar Rate Margin shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Interest Coverage Ratio as calculated on a quarterly basis as of the end of each of the Borrower's fiscal quarters using EBITDA and Interest Expense for such fiscal quarter:

Interest Coverage Ratio	Applicable Floating Margin for Revolving Loans	Applicable Eurodollar Margins for Revolving Loans
Less than 1.25 to 1.0	0.75%	2.75%
Greater than or equal to 1.25 to 1.0	0.50%	2.50%

On and after the Amendment No. 3 Effective Date, the Applicable Floating Rate Margin and the Applicable Eurodollar Rate Margin shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Interest Coverage Ratio as calculated on a quarterly basis as of the end of each of the Borrower's fiscal quarters using EBITDA and Interest Expense for such fiscal quarter:

Interest Coverage Ratio	Applicable Floating Rate Margin for Revolving Loans	Applicable Eurodollar Margins for Revolving Loans
Less than 1.25 to 1.0	0.75%	2.75%
Less than 1.5 to 1.0 but equal to or greater than 1.25 to 1.0	0.50%	2.50%
Equal to or greater than 1.5 to 1.0	0.25%	2.25%

Upon receipt of each quarterly report provided for in Section 7.1(A)(ii), the Applicable Floating Margin and the Applicable Eurodollar Margin shall be adjusted, any such adjustment being effective three (3) Business Days following the Administrative Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(a)(iv); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 7.1(A)(ii), then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Margin and Applicable Eurodollar Margin that the Interest Coverage Ratio was less than (x) 1.5 to 1.0 prior to the Amendment No. 3 Effective Date and (y) 1.25 to 1.0 on and after the Amendment No. 3 Effective Date. Notwithstanding anything herein to the contrary, from the Amendment No. 3 Effective Date through the date of delivery of the quarterly financial statement due for the quarter ending September 30, 2002, the Applicable Floating Margin and the Applicable Eurodollar Margin shall be determined based upon an assumption that the Interest Coverage Ratio is equal to or greater than 1.5 to 1.0.

        g.         Section 7.4 (B) is hereby amended in its entirety as follows:

        (B)     Capital Expenditures.      The Borrower will not, nor will it permit any Subsidiary to expend or be committed to expend for Capital Expenditures in any fiscal year, in the aggregate for the Borrower and its Subsidiaries, in excess of (i) in fiscal year 2000, $14,000,000, (ii) in fiscal year 2001, $16,000,000 plus an amount not in excess of $3,000,000 if such amount was permitted to be expended in fiscal year 2000 but was not expended in fiscal year 2000, (iii) in fiscal year 2002, $18,000,000 plus an amount not in excess of $3,000,000 if such amount was permitted to be expended in fiscal year 2001 but was not expended in fiscal year 2001, and (iv) in each of fiscal years 2003, 2004, and 2005, $7,000,000 plus, in any such fiscal year, an amount not in excess of $3,000,000 if such amount was permitted to be expended in the fiscal year immediately preceding such fiscal year but was not previously expended in such immediately preceding fiscal year; provided, however, no such addition shall be cumulative and no such addition shall carry-over beyond one fiscal year.

        h.      Section 8.1 is hereby amended to insert immediately after clause (N) thereof the following clause (O):

        (O)      Senior Notes Restructuring. The Borrower shall fail to extend the scheduled maturity date and otherwise amend the terms and conditions of the Senior Notes in a manner acceptable to the Required Lenders, in their sole discretion, on or prior to May 31, 2004.

        2.      Conditions Precedent. This Amendment shall become effective as of the date above written, if, and only if, the Administrative Agent has received (i) an executed copy of this Amendment from the Borrower, the Lenders and the Administrative Agent, and (ii) a non-refundable $270,000 amendment fee in immediately available funds for the ratable benefit of the Lenders.

        3.      Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

        (a)      This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

        (b)   Upon the effectiveness of this Amendment, the Borrower hereby reaffirms all representations and warranties made in the Credit Agreement, and to the extent the same are not amended hereby, agrees that all such representations and warranties shall be deemed to have been remade as of the date of delivery of this Amendment, unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

        4.      Reference to and Effect on the Credit Agreement.

        (a)      Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Credit Agreement to "this Credit Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

        (b)      The Credit Agreement, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

        (c)      Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

        5.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws (including Section 735 ILCS 105/5-1 et seq. but otherwise without regard to conflict of law provisions) of the State of Illinois.

        6.     Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        7.     Counterparts. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first above written.

HAYNES INTERNATIONAL, INC.

By:  /ss/ Calvin S. McKay
Name:  Calvin S. McKay
Title:  Vice President, Finance, CFO

FLEET CAPITAL CORPORATION, individually and as
Administrative Agent

By:  /ss/ Robert J. Lund
Name:  Robert J. Lund
Title:  Senior Vice President

NATIONAL CITY COMMERCIAL FINANCE, INC.

By:  /ss/ Dennis Hatvany
Name:  Dennis Hatvany
Title:  Vice President

THE CIT GROUP/BUSINESS
CREDIT, INC.

By:  /ss/ James Andricopulas
Name:  James Andricopulas
Title:  Vice President